Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Union Bankshares Corporation

We consent to incorporation by reference in Registration Statements No. 033-78060, No. 333-102012 and No. 333-81199 on Form S-3, No. 333-113842 and No. 333-113839 on Form S-8 of Union Bankshares Corporation and subsidiaries of our report dated February 18, 2005, relating to the consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2004, 2003 and 2002, which report appears in the Union Bankshares Corporation and subsidiaries’ 2004 Form 10-K.

Winchester, Virginia

March 4, 2005

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